EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

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            We consent to the incorporation by reference in the Registration
Statement of Raven Industries, Inc. on Form S-8 (Registration No. 33-38614) of our report dated March 11, 2000 relating to the consolidated financial statements of Raven Industries, Inc. as of January 31, 2000, 1999 and 1998 and for the years then ended, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 11, 2000 relating to the financial statement schedule of Raven Industries, Inc. as of January 31, 2000, 1999 and 1998 and for the years then ended, which appears in this Form 10-K.




PricewaterhouseCoopers LLP




Minneapolis, Minnesota
April 28, 2000